Exhibit 5

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

June 16, 2025

Board of Directors

Radiant Strategies Corporation

No.15, Jalan 17/42, Taman Kok Doh, Segambut 51200

Kuala Lumpur, Malaysia

Gentlemen:

I have acted, at your request, as special counsel to Radiant Strategies Corporation, a Nevada corporation, (“Radiant”) for the purpose of rendering an opinion as to the legality of 8,000,000 shares of Radiant’s common stock, $0.0001 par value per share, to be offered and distributed by Radiant (“Shares”) pursuant to a prospectus (“Prospectus”) included in a registration statement to be filed under Section 6 the Securities Act of 1933, as amended, by Radiant with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1 for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation, there being no amendments thereto of Radiant, the Bylaws of Radiant, selected proceedings of the board of directors of Radiant authorizing the offer, sale and issuance of the Shares and a current draft of the Registration Statement in substantially the form to be filed. It is my understanding that the Shares will be represented in book entry form. I have assumed, with respect to persons other than directors and officers of Radiant, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares to be offered and distributed by Radiant are duly authorized and when, as and if issued and delivered by Radiant against payment therefore at a price $0.01 per share, as described in the Prospectus , will be legally issued, fully paid and non assessable.

My examination of the Registration Statement and the Prospectus contained therein has not included a determination of the accuracy or completeness of the information included therein, but for the compliance and conformity thereof with the rules and regulations of the SEC and the requirements of Form S-1; provided that I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Legal Matters” in the prospectus and in the “Index To Exhibits And Description Of Exhibits” in Part II of the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris
Jackson L. Morris

126 21st Avenue SE ♦ St. Petersburg, Florida 33705-2827

Phone: (813) 892-5969 ♦ Fax \: (800) 310-1695

Email: jackson.morris@rule144solution.com ♦ jackson.tampa@gmail.com

www.rule144solution.com